SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                          AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                           Acadia Pharmaceuticals Inc.
                       ----------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    004225108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
              Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [x] Rule 13d-1(c)
      [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 2 of 11 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      Biotechnology Value Fund, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          257,089 shares
     WITH
                ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    257,089 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      257,089 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.52%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 3 of 11 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      Biotechnology Value Fund II, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          163,500 shares
     WITH       ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    163,500 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           163,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.97%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 4 of 11 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      BVF Investments, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          395,000 shares
     WITH      -----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    395,000 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         395,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.34%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 5 of 11 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      Investment 10, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          43,000 shares
     WITH
                ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    43,000 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          43,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.25%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 6 of 11 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      BVF Partners L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          858,589 shares
     WITH
                ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    858,589 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          858,589 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.09%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 7 of 11 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      BVF Inc.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          858,589 shares
     WITH       ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    858,589 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          858,589 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.09%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      IA, CO
--------------------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 8 of 11 Pages
--------------------------------                      --------------------------

Item 1(a). Name of Issuer:

     Acadia Pharmaceuticals Inc. ("Acadia")


Item 1(b). Address of Issuer's Principal Executive Offices:

     3911 Sorrento Valley Blvd.
     San Diego, CA 92121

Item 2(a). Names of Person Filing

     This Amendment to Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

     (i)     Biotechnology Value Fund, L.P. ("BVF")

     (ii)    Biotechnology Value Fund II, L.P. ("BVF2")

     (iii)   BVF Investments, L.L.C. ("Investments")

     (iv)    Investment 10, L.L.C. ("ILL10")

     (v)     BVF Partners L.P. ("Partners")

     (vi)    BVF Inc. ("BVF Inc.")


Item 2(b). Address of Principal Business Office or, if none, Residence:

     The principal business office of the Reporting Persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

Item 2(c). Citizenship or Place of Organization:

     BVF:              a Delaware limited partnership
     BVF2:             a Delaware limited partnership
     Investments:      a Delaware limited liability company
     ILL10:            an Illinois limited liability company
     Partners:         a Delaware limited partnership
     BVF Inc.:         a Delaware corporation

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 9 of 11 Pages
--------------------------------                      --------------------------

Item 2(d). Title of Class of Securities:

     This Amendment to Schedule 13G is being filed with respect to the common stock, par value $0.0001 per share (the "Common Stock"), of Acadia. The Reporting Persons' percentage ownership of Common Stock is based on 16,866,979 shares of Common Stock being outstanding.

     As of December 31, 2004, (i) BVF beneficially owned 257,089 shares of Common Stock; (ii) BVF2 beneficially owned 163,500 shares of Common Stock; (iii) Investments beneficially owned 395,000 shares of Common Stock; and (iv) ILL10 beneficially owned 43,000 shares of Common Stock . Beneficial ownership by Partners and BVF Inc. includes 858,589 shares of Common Stocks.

Item 2(e). CUSIP Number:

     004225108

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(B), or 13d-2(B) or (C) Check Whether the Person Filing is: One of the Following

     Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 7) on this Amendment to Schedule 13G is hereby incorporated by reference.

Item 5. Ownership of 5 Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. | |

Item 6.  Ownership of More than 5 Percent on Behalf of Another Person

     Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of Common Stock described herein and to vote and exercise dispositive power over those securities. Partners and BVF Inc. share voting and dispositive power over the shares of Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of Common Stock held by such parties.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable.

Item 9.  Notice of Dissolution of Group

     Not Applicable.

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 10 of 11 Pages
--------------------------------                      --------------------------

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005

        BIOTECHNOLOGY VALUE FUND, L.P.

        By: BVF Partners L.P., its general partner

            By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BIOTECHNOLOGY VALUE FUND II, L.P.

        By: BVF Partners L.P., its general partner

            By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BVF INVESTMENTS, L.L.C.

        By: BVF Partners L.P., its manager

            By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President


        INVESTMENT 10, L.L.C.

        By: BVF Partners L.P., its attorney-in-fact

            By: BVF Inc., its general partner

--------------------------------                      --------------------------
CUSIP No.  004225108                     13G          Page 11 of 11 Pages
--------------------------------                      --------------------------

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BVF PARTNERS L.P.

        By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BVF INC.

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President